As filed with the Securities and Exchange Commission on April 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Argos Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-2110007
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4233 Technology Drive Durham, North Carolina	27704
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Plan

2008 Stock Incentive Plan

2014 Stock Incentive Plan

2014 Employee Stock Purchase Plan

(Full Title of the Plan)

Jeffrey D. Abbey

Chief Executive Officer

Argos Therapeutics, Inc.

4233 Technology Drive

Durham, North Carolina 27704

(Name and Address of Agent For Service)

(919) 287-6300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	4,612,445 shares(2)	$7.43(3)	$34,268,682.11 (3)	$4,414.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 11 shares issuable under the Stock Option Plan, (ii) 1,957,058 shares issuable under the 2008 Stock Incentive Plan; (iii) 2,309,023 shares issuable under the 2014 Stock Incentive Plan; and (iv) 346,353 shares issuable under the 2014 Employee Stock Purchase Plan. Upon the expiration, termination, surrender, cancellation, forfeiture or repurchase of outstanding awards under the 2008 Stock Incentive Plan, the unissued balance of shares issuable under such awards will be issuable under the 2014 Stock Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $3,221.29, the weighted average exercise price of the 11 shares subject to outstanding stock options granted under the Stock Option Plan, at prices ranging from $135.76 to $23,079.74 per share, (b) $5.47, the weighted average exercise price of the 1,957,058 shares subject to outstanding stock options granted under the 2008 Stock Incentive Plan, at prices ranging from $4.20 to $36.66 per share, (c) $10.78, the weighted average exercise price of the 28,153 shares subject to outstanding stock options granted under the 2014 Stock Incentive Plan, at prices ranging from $9.28 to $11.09 per share, and (d) $8.84 per share, the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Market on April 9, 2014, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, for the 2,627,223 shares issuable in the aggregate under the 2014 Stock Incentive Plan and 2014 Employee Stock Purchase Plan that are not subject to outstanding options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for: (i) any breach of the director’s duty of loyalty to us or our stockholders; (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; (iii) voting or assenting to any unlawful payments of dividends, stock repurchases or other distributions; or (iv) any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors.

Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Durham, North Carolina, on this 11th day of April, 2014.

ARGOS THERAPEUTICS

By:	/s/ Jeffrey D. Abbey
Jeffrey D. Abbey
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Argos Therapeutics, Inc., hereby severally constitute and appoint Jeffrey D. Abbey and Lori R. Harrelson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Argos Therapeutics to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey D. Abbey Jeffrey D. Abbey	President, Chief Executive Officer and Director (Principal executive officer)	April 11, 2014

/s/ Lori Harrelson Lori Harrelson	Vice President of Finance (Principal financial and accounting officer)	April 11, 2014

/s/ Hubert Birner Hubert Birner, Ph.D.	Director	April 11, 2014

/s/ David W. Gryska David W. Gryska	Director	April 11, 2014

/s/ Jean Lamarre Jean Lamarre	Director	April 11, 2014

/s/ Andrei Petrov Andrei Petrov	Director	April 11, 2014

/s/ Brian J. Underdown Brian J. Underdown, Ph.D.	Director	April 11, 2014

/s/ Sander van Deventer Sander van Deventer, M.D., Ph.D.	Director	April 11, 2014

/s/ Alexey Vinogradov Alexey Vinogradov, Ph.D.	Director	April 11, 2014

INDEX TO EXHIBITS

Number	Description

4.1(1)	Restated Certificate of Incorporation of the Registrant

4.2(1)	Amended and Restated By-Laws of the Registrant

5	Opinion of Hutchison PLLC, corporate counsel to the Registrant

23.1	Consent of Hutchison PLLC (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24	Power of attorney (included on the signature pages of this registration statement)

99.1(2)	Stock Option Plan

99.2(2)	2008 Stock Incentive Plan

99.3(3)	2014 Stock Incentive Plan

99.3(3)	2014 Employee Stock Purchase Plan

(1)	Previously filed with the Securities and Exchange Commission on February 18, 2014 as an Exhibit to the Registrant’s Current Report on Form 8-K (File No. 001-35443) and incorporated herein by reference.
(2)	Previously filed with the Securities and Exchange Commission on December 30, 2013 as an Exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-193137) and incorporated herein by reference.
(3)	Previously filed with the Securities and Exchange Commission on January 21, 2014 as an Exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-193137) and incorporated herein by reference.